EXHIBIT 10.26

KEYCORP

EXCESS CASH BALANCE PENSION PLAN

ARTICLE I

THE PLAN

The KeyCorp Excess Cash Balance Pension Plan (“Plan”) originally established effective January 1, 1995, is hereby amended and restated in its entirety effective January 1, 1998. The Plan as amended and restated is intended to provide certain key Employees of KeyCorp with a Plan benefit that is generally equal to the benefit that the Participant would have been eligible to receive under the KeyCorp Cash Balance Pension Plan but for the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended. It is the intention of the Plan and it is the understanding of those Participants covered under the Plan that the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

2.1 Meanings of Definitions. As used herein, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is plainly required by the context:

(a) “Beneficiary” shall mean the Participant’s surviving spouse who is entitled to receive any Plan benefits in the event the Participant dies before his or her Excess Pension Benefit shall have been distributed to him or her in full.

(b) “Credited Service” shall be calculated by measuring the period of service commencing on the Participant’s Employment Commencement Date and Re-Employment Commencement Date, if applicable, and ending on the Participant’s Severance from Service Date, and shall be computed based on each full month during which time the Employee is employed by an Employer.

(c) “Compensation” of a Participant for any Plan Year or any partial Plan Year in which the Participant incurs a Severance From Service Date shall mean the entire amount of compensation paid to such Participant during such period by reason of his employment as an Employee, as reported for federal income tax purposes, or which would have been paid except for (1) the timing of an Employer’s payroll processing operations, (2) the Participant’s written election to defer the receipt of compensation during the Plan Year, (3) the provisions of the KeyCorp 401(k) Savings Plan, or (4) the provisions of the KeyCorp Flexible Benefits Plan provided, however, the term shall not include:

(i)	any amount attributable to the Participant’s exercise of stock appreciation rights and the amount of any gain to the Participant upon the exercise of stock options;

(ii)	any amount attributable to the Participant’s receipt of non-cash remuneration whether or not it is included in the Participant’s income for federal income tax purposes;

(iii)	any amount attributable to the Participant’s receipt of moving expenses and any relocation bonus paid to the Participant during the Plan Year;

(iv)	any amount attributable to any severance paid by an Employer or the Corporation to the Participant;

(v)	any amount attributable to fringe benefits (cash and non-cash),

(vi)	any amount attributable to any bonus or payment made as an inducement for the Participant to accept employment with an Employer,

(vii)	any amount attributable to salary deferrals paid to the Participant during the Plan Year, which have been previously included as Compensation under the Plan during the Plan Year or any prior Plan Year,

(viii)	any amount paid to the Participant during the Plan Year which is attributable to interest earned on Compensation deferred under a plan of an Employer or the Corporation; and

(ix)	any amount paid for any period after the Participant’s Termination or Retirement date; and

In determining a Participant’s Compensation under the provisions of this Section 2.1(c), for those Plan Participants who participate in a line of business incentive plan (other than the KeyCorp Annual Incentive Plan, the KeyCorp Long Term Incentive Plan and/or the KeyCorp Staff Incentive Plan), compensation up to a Plan maximum of $500,000 minus the amount of the Participant’s compensation utilized in computing his or her Pension Plan benefit in accordance with Section 401(a)(17) of the Code shall be utilized in calculating the Participant’s benefit under the Plan.

In the case of a Disabled Participant, such Participant’s Compensation for each year while Disabled shall equal an amount which shall reflect the Participant’s Compensation for the calendar year preceding the date of the Participant’s Disability.

(d) “Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(e) “Employee” shall mean a common law employee who is employed by an Employer; provided, however, the term “Employee” shall not include any person who at the time services are performed is not classified as a common law employee by the Employer even though such person may for federal income tax purposes, federal employment tax purposes, or any other purpose be reclassified by the Employer as a common law employee retroactive to when such services were performed by reason of administrative, judicial, regulatory or other governmental action.

(f) “Employer” shall mean KeyCorp and all of its subsidiaries or affiliates unless specifically excluded as an Employer for Plan purposes by written action by an officer of the Corporation. An Employer’s participation shall be subject to any and all conditions and requirements made by the Corporation as the Plan Administrator, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan.

(g) “Excess Pension Benefit” shall mean the vested pension benefit payable pursuant to the terms of this Plan to a Participant meeting the eligibility requirements of Section 3.1 of the Plan.

(h) “Interest Credit” shall mean the rate at which a Participant’s Opening Account Balance as provided for under Section 3.3 of the Plan is periodically increased on a bookkeeping basis. The Interest Credit allocated to a Participant’s Opening Account Balance shall be determined based on one-quarter of the effective annual calendar-year interest rate equal to the average (rounded to the nearest one-hundredth of one percent) 5-year United States Treasury Bill rate in effect each month during the twelve (12) month period ending on October 31 or the last business day in October of the preceding calendar year. The procedures to determine such Interest Credit shall be determined by the Pension Trust Oversight Committee, and the Pension Trust Oversight Committee in its sole and exclusive discretion may modify the Interest Credit to be allocated under the Plan.

(i) “Participant” shall mean an Employee who is a participant in the Pension Plan and who is selected by the Corporation to become a Participant in the Plan, and whose participation in the Plan has not been terminated by the Corporation.

(j) “Pension Plan” shall mean the KeyCorp Cash Balance Pension Plan as the same shall be in effect on the date of a Participant’s Retirement, death, Disability or other termination of employment.

(k) “Retirement” shall mean the termination of employment of a Participant under circumstances in which the Participant begins to receive an Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan.

(l) “Supplemental Retirement Plan” shall mean the KeyCorp Supplemental Retirement Plan (formerly known as the Society Corporation Supplemental Retirement Plan), the KeyCorp Supplemental Retirement Benefit Plan, and the KeyCorp Supplemental Retirement Benefit Plan for Key Executives, with all amendments, modifications, and supplements which may be made thereto.

(m) “Termination” shall mean the voluntary or involuntary and permanent termination of a Participant’s employment from his or her Employer and any other Employer, whether by resignation or otherwise.

All other capitalized and undefined terms used herein shall have the meanings given them in the Pension Plan, unless a different meaning is plainly required by the context.

The masculine gender includes the feminine, and singular references include the plural, unless the context clearly requires otherwise.

ARTICLE III

EXCESS PENSION BENEFIT

3.1 Eligibility. Subject to the provisions of Article V hereof, a Participant shall be eligible for an Excess Pension Benefit hereunder if the Participant (i) retires on or after age 65 with five or more years of Credited Service, (ii) terminates employment with an Employer on or after age 55 with ten or more years of Credited Service, (iii) terminates his active employment with an Employer upon becoming Disabled after completing five or more years of Credited Service and disability benefits have ceased under the KeyCorp Long-Term Disability Plan due to the Participant’s election of an Early or Normal Retirement under the Pension Plan, or (iv) dies after completing five years of Credited Service, and has a Beneficiary who is eligible for a benefit under the Pension Plan.

3.2 Amount of Excess Pension Benefit. The Excess Pension Benefit payable to a Participant shall be in such amount as is required, when added to the Accrued Benefit payable in lump sum form to the Participant under the Pension Plan as of the Participant’s Retirement or Termination date, to produce a lump sum cash aggregate benefit equal to the benefit which would have been payable under the Pension Plan formula in lump sum form to the Participant if the limitations of Section 401(a)(17) of the Code and the limitations of Section 415 of the Code had not been in effect. For purposes of this Section 3.2 hereof, the term “Pension Plan formula” means the method of calculating a Participant’s pension benefit as reflected in Article IV of the Pension Plan, and shall not include any Predecessor Plan Grandfathered Benefits formula.

3.3	Opening Account Balance.

(1) Effective January 1, 1995, all “Employees” (other than “Grandfathered Employees”) as defined in the Society Corporation Supplemental Retirement Plan, as amended and restated as the KeyCorp Supplemental Retirement Plan (“Supplemental Retirement Plan”) whose Supplemental Retirement Plan benefit was valued as of January 1, 1995 in the form of a lump sum cash benefit and thereafter the value of which was transferred to the Plan pursuant to the provisions of Article IX of the Supplemental Retirement Plan, shall have the value of such lump sum cash benefit reflected in a bookkeeping opening account balance (“Opening Account Balance”) established for such Participant. Such Opening Account Balance shall be credited with Interest Credit as of the last day of each calendar quarter, based on the value of the Participant’s Opening Account Balance as of the first day of the applicable quarter. A Participant’s entitlement to such Opening Account Balance shall be governed by the eligibility provisions of Section 3.1 of this Plan, and the value of the Opening Account Balance shall be added to and become a part of such Participant’s Excess Pension Benefit, if any, which shall be payable in accordance with the terms of this Plan.

(2) Effective January 1, 1995, all participants in the Ameritrust Corporation Excess Benefit Plan and all participants in the Ameritrust Corporation Deferred Compensation Plan (augmented retirement benefit) (hereinafter collectively referred to as “Ameritrust Plan”), whose Ameritrust Plan benefit was valued as of January 1, 1995, in the form of a lump sum cash benefit and thereafter the value of which was transferred to this Plan shall have the value of such lump sum cash benefit reflected in a bookkeeping opening account balance (“Opening Account Balance”) established for such Participant. Such Opening Account Balance shall be credited with Interest Credit as of the last day of each calendar quarter, based on the value of the Participant’s Opening Account Balance as of the first day of the applicable quarter. A Participant shall be fully vested in such Opening Account Balance, and the value of the Opening Account Balance shall be added to and become a part of such Participant’s Excess Pension Benefit, if any, which shall be payable in accordance with the terms of this Plan. If the Participant fails to meet eligibility requirements of Section 3.1 entitling Participant to an Excess Pension Benefit accruing under this Plan on and after January 1, 1995, the Participant shall nonetheless receive, at his or her Termination date, the Participant’s vested Opening Account Balance valued as of the Participant’s Termination date, which shall be paid pursuant to the benefit distribution (payment) options contained in Article IV of this Plan.

ARTICLE IV

PAYMENT OF EXCESS PENSION BENEFIT

4.1 Immediate Payment Upon Termination or Retirement of Participant. Subject to the provisions of Section 4.2 hereof, a Participant meeting the age and service eligibility requirements of Section 3.1 shall receive an immediate distribution of his or her Excess Pension Benefit upon the Participant’s Retirement or Termination date. Such Excess Pension Benefit shall be paid as a lump sum payment, unless the Participant elects in writing, a minimum of one year prior to his or her Retirement or Termination date to receive his or her distribution under a different form of payment. The forms of payment from which a Participant may elect shall be identical to those forms of payment provided under the Pension Plan.

The Excess Pension Benefit payable to a Participant in a form other than a lump sum payment shall be the actuarial equivalent to such lump sum cash payment. In making this determination as provided for in this Article IV, the Corporation shall rely upon calculations made by independent actuaries for the Pension Plan, who shall apply the actuarial assumptions and interest rate then in use under the Pension Plan for converting to the form of payment elected by the Participant.

4.2	Payment Upon Death of Participant.

(a) Upon the death of a Participant who has met the service requirement of Section 3.1, but who has not yet commenced distribution of his or her Excess Pension Benefit, there shall be paid to the Participant’s Beneficiary the Excess Pension Benefit which the Participant would have been entitled to receive had the Participant retired on his or her date of death and commenced distribution of his or her Excess Pension Benefit. Such Excess Pension Benefit shall be paid in the form of a lump sum cash payment.

(b) In the event of a Participant’s death after the Participant has commenced distribution of his or her Excess Pension Benefit, there shall be paid to the Participant’s Beneficiary only those survivor benefits provided under the form of benefit payment elected by the Participant.

ARTICLE V

ELECTION BETWEEN PLAN BENEFITS

5.1 Participant’s Election Between Plan Benefits. A Participant who meets the eligibility requirements for an Excess Pension Benefit who is also a participant in and meets the eligibility requirements for a benefit under the KeyCorp Executive Supplemental Pension Plan, shall be required prior to the Participant’s Retirement or Termination date to elect a benefit from either the Plan or from the KeyCorp Executive Supplemental Pension Plan. A Participant’s failure to elect between Plan benefits prior to the Participant’s Retirement or Termination date shall result in an automatic default election by the Participant of an Excess Pension Benefit under the Plan (and shall extinguish all rights to a benefit under the KeyCorp Executive Supplemental Pension Plan). Such Excess Pension Benefit shall be paid to the Participant as of his or her Retirement or Termination date in the form of a lump sum cash payment.

5.2 Beneficiary Election Between Plan Benefits. If a Participant dies after having met the eligibility requirements for an Excess Pension Benefit and the Participant at the time of his or her death is also a Participant in the KeyCorp Executive Supplemental Pension Plan and eligible for a benefit under the KeyCorp Executive Supplemental Pension Plan, the Participant’s Beneficiary shall be required to elect a death benefit from either the Plan or from the KeyCorp Executive Supplemental Pension Plan, but in no event may the Participant’s Beneficiary elect a benefit under both the Plan and the KeyCorp Executive Supplemental Pension Plan. The terms of each respective Plan shall control the form of payment which may be elected by the Participant’s Beneficiary.

A Beneficiary’s failure to elect between Plan benefits within 120 days from the date of the Participant’s death shall result in an automatic default election by the Beneficiary of an Excess Pension Benefit under the Plan to be paid to the Beneficiary in a cash lump sum payment.

ARTICLE VI

ADMINISTRATION

6.1 Administration. The Corporation, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Corporation shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Corporation deems necessary or advisable in the administration of the Plan. All findings, decisions and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 6.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.

6.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which the Claimant receives such notice, Claimant may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or Claimant’s authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefore, which request shall contain the following information:

(i)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (i);

(ii)	the specific portions of the denial of the Claimant’s claim which the Claimant requests the Plan Administrator to review;

(iii)	a statement by the Claimant setting forth the basis upon which Claimant believes the Plan Administrator should reverse its previous denial of the Claimant’s claim and accept the Claimant’s claim as made;

(iv)	any written material which the Claimant desires the Plan Administrator to examine in its consideration of the Claimant’s position as stated pursuant to paragraph (iii) above.

In accordance with this Section, if the Claimant requests a review of the Plan Administrator’s decision, such review shall be made by the Plan Administrator, which shall, within sixty (60) days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be modified unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be binding on the Claimant and upon all other Persons. If the Participant or Beneficiary shall not file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Plan.

ARTICLE VII

CORPORATE ASSETS

All benefits paid under the Plan shall be payable solely out of the general assets of the Corporation. The Corporation shall have no obligation to establish a trust or fund to fund its obligation to pay benefits under the Plan or to insure any benefits under the Plan and nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Corporation may, in its sole discretion, combine the payment due and owing under the Plan with one or more other payments owing to the Participant or the Participant’s Beneficiary under any other plan, contract, or otherwise (other than any payment due under the Pension Plan) in one check, direct deposit, wire transfer, or other means of payment.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Termination or Amendment. The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors, or any duly authorized Committee thereof; provided, however, that no such action shall adversely affect any Participant who has met the age and service requirements of Section 3.1 or any Participant or Participant’s Beneficiary who is receiving or who is eligible to receive an Excess Pension Benefit hereunder, unless an equivalent benefit is provided under another plan maintained by an Employer.

8.2 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan shall terminate the liability of the Corporation and all Employers to provide for future benefits under the Plan.

ARTICLE IX

MISCELLANEOUS

9.1 Interest of Participant. The obligation of the Employer and of the Corporation to provide a Participant or the Participant’s Beneficiary with an Excess Pension Benefit under the Plan merely constitutes the unsecured promise of the Employer and the Corporation to make payments as provided herein and no person shall have any interest in, or a lien or prior claim on any property of the Employer or Corporation.

9.2 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participant and the Participant’s Beneficiary who may become entitled to an Excess Pension Benefit under the Plan.

9.3 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan benefit shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan benefit, such attempt shall be void and unenforceable.

9.4 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

9.5 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

9.6 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct for anything done or omitted to be done.

9.7	Expenses. The expenses of administration of the Plan shall be paid by the Corporation.

9.8 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.

9.9 Withholding. The Corporation shall withhold any tax which the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.

9.10 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the provisions of ERISA, the Code, and, to the extent applicable, the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.

9.11 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.

9.12 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.

9.13 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.

9.14 Trust Fund. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.

9.15 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.

9.16 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.

Executed at Cleveland, Ohio, to be effective as of the first day of January, 1998.

KEYCORP

By:	/s/ Thomas E. Helfrich
Title: Executive Vice President